EXHIBIT (5)(K)

                                     FORM OF
                               JPM SERIES TRUST II
                          INVESTMENT ADVISORY AGREEMENT

           Investment Advisory Agreement, made as of the _____ day of __________, 1996, between JPM Series Trust II, a Delaware Business Trust (the "Trust"), and J.P. Morgan Investment Management, Inc., a Delaware corporation (the "Adviser").

                                   WITNESSETH:

     WHEREAS, the Trust is an open-end, management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"); and

     WHEREAS, the Trust desires to retain the Adviser to render investment advisory services to the Trust's series set forth in Schedule A hereto, as such may be revised from time to time (each, a "Portfolio"), and the Adviser is willing to render such services;

     NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter set forth, the parties hereto agree as follows:

                1. The Trust hereby appoints the Adviser to act as investment adviser to the Portfolios for the period and on the terms set forth in this Agreement. The Adviser accepts such appointment and agrees to render the services herein set forth for the compensation herein provided.

                2. Subject to the general supervision of the Trustees of the Trust, the Adviser shall manage the investment operations of each Portfolio and the composition of the Portfolio's holdings of securities and investments, including cash, the purchase, retention and disposition thereof and agreements relating thereto, in accordance with the Portfolio's investment objectives and policies as stated in the Trust's registration statement on Form N-1A, as such may be amended from time to time (the "Registration Statement"), with respect to the Portfolio, under the 1940 Act and subject to the following understandings:

                (a) The Adviser shall furnish a continuous investment program for each Portfolio and determine from time to time what investments or securities will be purchased, retained, sold or lent by the Portfolio, and what portion of the assets will be invested or held uninvested as cash;

                (b) The Adviser shall use the same skill and care in the management of each Portfolio's investments as it uses in the management of other accounts for which it has investment responsibility as agent;

                (c) The Adviser, in the performance of its duties and obligations under this Agreement, shall act in conformity with the Trust's Agreement and Declaration of Trust (such Agreement and Declaration of Trust, as presently in effect and as amended from time to time, is herein called the "Declaration of Trust"), the Trust's By-Laws (such By-Laws, as presently in effect and as amended from time to time, are herein called the "By-Laws") and the Registration Statement and with the instructions and directions of the Trustees of the Trust and will conform to and comply with the requirements of the 1940 Act and all other applicable federal and state laws and regulations;

                (d) The Adviser shall determine the securities to be purchased, sold or lent by each Portfolio and as agent for the Portfolio will effect portfolio transactions pursuant to its determinations either directly with the issuer or with any broker and/or dealer in such securities; in placing orders with brokers and/or dealers the Adviser intends to seek best price and execution for purchases and sales; the Adviser also shall determine whether the Portfolio shall enter into repurchase or reverse repurchase agreements;

                On occasions when the Adviser deems the purchase or sale of a security to be in the best interest of one of the Portfolios as well as other customers of the Adviser, including any other of the Portfolios, the Adviser may, to the extent permitted by applicable laws and regulations, but shall not be obligated to, aggregate the securities to be so sold or purchased in order to obtain best execution, including lower brokerage commissions, if applicable. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Adviser in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Portfolio;

                (e) The Adviser shall maintain books and records with respect to each Portfolio's securities transactions and shall render to the Trustees of the Trust such periodic and special reports as the Trustees may reasonably request; and

                (f) The investment management services of the Adviser to any of the Portfolios under this Agreement are not to be deemed exclusive, and the Adviser shall be free to render similar services to others.

                3. The Trust has delivered copies of each of the following documents to the Adviser and will promptly notify and deliver to it all future amendments and supplements, if any:

                (a)  The Declaration of Trust;

                (b)  The By-Laws;

                (c) Certified resolutions of the Trustees of the Trust authorizing the appointment of the Adviser and approving the form of this Agreement; and

                (d) The Trust's Notification of Registration on Form N-8A and Registration Statement as filed with the Securities and Exchange Commission (the "Commission").

                4. The Adviser shall keep each Portfolio's books and records required to be maintained by it pursuant to paragraph 2(e) of this Agreement. The Adviser agrees that all records which it maintains for any Portfolio are the property of the Trust and it will promptly surrender any of such records to the Trust upon the Trust's request. The Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 of the Commission under the 1940 Act any such records as are required to be maintained by the Adviser with respect to any Portfolio by Rule 31a-1 of the Commission under the 1940 Act.

                5. During the term of this Agreement, the Adviser will pay all expenses incurred by it in connection with its activities under this Agreement, other than the cost of securities and investments purchased for a Portfolio (including taxes and brokerage commissions, if any) and interest and other borrowing costs.

                6. For the services provided and the expenses borne pursuant to this Agreement, each Portfolio will pay to the Adviser as full compensation therefor a fee at an annual rate set forth on Schedule A attached hereto. Such fee will be computed daily and payable as agreed by the Trust and the Adviser, but no more frequently than monthly.

                7. The Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by any Portfolio in connection with the matters to which this Agreement relates, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services (in which case any award of damages shall be limited to the period and the amount set forth in Section 36(b)(3) of the 1940 Act) or a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.

                8. This Agreement shall continue in effect with respect to each Portfolio until the date set forth opposite such Portfolio's name on Schedule A hereto (the "Reapproval Date"), and thereafter shall continue automatically for successive annual periods ending on the day of each year set forth opposite the Portfolio's name on Schedule A hereto (the "Reapproval Day"), provided such continuance is specifically approved as to the Portfolio at least annually in conformity with the requirements of the 1940 Act; provided, however, that this Agreement may be terminated with respect to each Portfolio at any time, without the payment of any penalty, by vote of a majority of all the Trustees of the Trust or by vote of a majority of the outstanding voting securities of that Portfolio on 60 days' written notice to the Adviser or by the Adviser at any time, without the payment of any penalty, on 90 days' written notice to the Trust. This Agreement will automatically and immediately terminate in the event of its "assignment" (as defined in the 1940 Act).

                9. The Adviser shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by the Trustees of the Trust from time to time, have no authority to act for or represent the Trust in any way or otherwise be deemed an agent of the Portfolios.

                10. This Agreement may be amended, with respect to any Portfolio, by mutual consent, but the consent of the Trust must be approved (a) by vote of a majority of those Trustees of the Trust who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such amendment, and (b) if required by applicable law, by vote of a majority of the outstanding voting securities of the Portfolio.

                11. Any notice or other communication required to be given pursuant to this Agreement shall be deemed duly given if delivered or mailed by registered mail, postage prepaid (1) to the Adviser at J.P. Morgan Investment Management, Inc., 522 Fifth Avenue, New York, New York 10036, Attention: Funds Management, or (2) to the Trust at JPM Series Trust II addressed to its principal place of business as provided to the Adviser, Attention: Treasurer.

                12. The Trustees of the Trust have authorized the execution of this Agreement in their capacity as Trustees and not individually, and the Adviser agrees that neither the Trustees nor any officer or employee of the Trust nor any Portfolio's investors nor any representative or agent of the Trust or of the Portfolio(s) shall be personally liable upon, or shall resort be had to their private property for the satisfaction of, obligations given, executed or delivered on behalf of or by the Trust or the Portfolio(s), that such Trustees, officers, employees, investors, representatives and agents shall not be personally liable hereunder, and that it shall look solely to the trust property for the satisfaction of any claim hereunder.

                13. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original.

                14. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

                IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

                           JPM SERIES TRUST II

                           By: ______________________



                           J.P. MORGAN INVESTMENT
                           MANAGEMENT, INC.


                           By: _____________________

                                                           Schedule A

                               JPM SERIES TRUST II

                                                          Annual Fee As
                                                          A Percentage of
                                                          Average Daily
NAME OF PORTFOLIO                                         NET ASSETS            REAPPROVAL DATE               REAPPROVAL DAY
JPM Treasury Money Market Portfolio                         .20%                __________, 1997              __________
JPM Bond Portfolio                                          .30%                __________, 1997              __________
JPM Equity Portfolio                                        .40%                __________, 1997              __________
JPM Small Company Portfolio                                 .60%                __________, 1997              __________
JPM International Equity Portfolio                          .60%                __________, 1997              __________